UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-A/A
____________________

AMENDING FORM 8-A DATED DECEMBER 17, 2008
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

LOGICVISION, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3166964
(State of incorporation	(I.R.S. Employer Identification No.)
or organization)

25 Metro Drive, 3rd Floor, San Jose, California 95110
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Series A Participating Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.      ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.      ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Exchange Act: None

Item 1. Description of Registrant’s Securities to be Registered.

     LogicVision, Inc. (“LogicVision” or the “Company”) hereby amends, by supplementing with the information set forth below, its Form 8-A initially filed with the Securities and Exchange Commission on December 17, 2008:

     On May 6, 2009, LogicVision entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mentor Graphics Corporation, an Oregon corporation (“Mentor”), and a wholly owned subsidiary of Mentor (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into LogicVision, with the Company continuing as the surviving entity and as a wholly-owned subsidiary of Mentor (the “Merger”). Concurrently with the execution of the Merger Agreement, Mentor entered into support agreements (the “Support Agreements”) with all of the directors and executive officers of LogicVision and certain entities affiliated with one of LogicVision’s directors, in their respective capacities as stockholders of LogicVision, pursuant to which such stockholders have agreed to vote all of their shares of LogicVision common stock in favor of the approval and adoption of the Merger Agreement and the Merger.

     On May 6, 2009, the Board of Directors of LogicVision approved an amendment (the “Amendment”) to LogicVision’s Rights Agreement (the “Rights Agreement”), dated as of December 16, 2008, by and between LogicVision and Mellon Investors Services LLC, as Rights Agent, to (a) render the Rights Agreement inapplicable to the Merger, the Merger Agreement, the Support Agreements and the other transactions contemplated by the Merger Agreement and the Support Agreements, (ii) ensure that (a) none of Mentor, Merger Sub nor any of their affiliates will become an “Acquiring Person” pursuant to the Rights Agreement and (b) neither a “Stock Acquisition Date,” a “Distribution Date,” nor a “Triggering Event,” as such terms are defined under the Rights Agreement, will occur, in the case of clauses (a) and (b), by reason of the approval or execution of the Merger Agreement, the Support Agreements, the announcement or consummation of the Merger or the other transactions contemplated by the Merger Agreement and the Support Agreements, and (c) provide that the Rights Agreement shall expire immediately prior to the effective time of the Merger.

     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit	Description
4.1	Rights Agreement, dated as of December 16, 2008, by and between LogicVision, Inc. and Mellon Investor Services LLC, as Rights Agent (previously filed as Exhibit 4.1 to the Company’s Form 8-A filed on December 17, 2008 and incorporated herein by reference).

4.2	Amendment to Rights Agreement, dated as of May 6, 2009, by and between LogicVision, Inc. and Mellon Investor Services LLC, as Rights Agent.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

LOGICVISION, INC.

Date: May 7, 2009	By:	/s/ Mei Song
Mei Song
Vice President of Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
4.1	Rights Agreement, dated as of December 16, 2008, by and between LogicVision, Inc. and Mellon Investor Services LLC, as Rights Agent (previously filed as Exhibit 4.1 to the Company’s Form 8-A filed on December 17, 2008 and incorporated herein by reference).

4.2	Amendment to Rights Agreement, dated as of May 6, 2009, by and between LogicVision, Inc. and Mellon Investor Services LLC, as Rights Agent.